Exhibit 10.18

RESTRICTED UNIT AWARD AGREEMENT

This Restricted Unit Award Agreement (“Agreement”), effective as of January 4, 2018 (the “Grant Date”), is between Valero Energy Partners GP LLC (the “Company”) and _______________ (the “Participant”), a participant in the Valero Energy Partners LP 2013 Incentive Compensation Plan (the “Plan”). All capitalized terms contained in this Agreement shall have the definitions given to them in the Plan unless otherwise defined herein. The terms of this Award are set forth below.

1.	Award. The Participant is awarded 1,966 Restricted Units under the Plan. The Restricted Units are granted hereunder in tandem with an equal number of Distribution Equivalent Rights (“DERs”).

2.
Restricted Period. The Restricted Units granted hereunder are subject to a Restricted Period as follows. Except to the extent otherwise provided in the Plan, the Participant’s rights to and interest in the Restricted Units described herein shall vest and accrue to the Participant in the following increments: (i) 656 Restricted Units on January 4, 2019; (ii) 655 Restricted Units on January 4, 2020; and (iii) 655 Restricted Units on January 4, 2021. The restrictions may terminate prior to the expiration of such periods as set forth in the Plan. Upon the vesting of each Restricted Unit awarded under this Agreement, the Participant will be entitled to receive an unrestricted common Unit of Valero Energy Partners LP.

3.
DERs. DERs with respect to the Restricted Units will be paid to the Participant in cash as of each record payment date during the period such Restricted Units are outstanding. The DERs are subject to the same restrictions as the Restricted Units.

4.
Code Section 409A. The issuance of Units under this Award shall be made on or as soon as reasonably practical following the applicable date of vesting, but in any event no later than the 15th day of the third month following the end of the year in which the applicable date of vesting occurs. With respect to the receipt of DERs, the cash payment made in connection therewith shall be made each quarter on the payment date prescribed by the board of directors of the Company for the quarterly distribution of the Partnership, if any, declared and paid in accordance with Section 6.3 of the Partnership’s First Amended and Restated Agreement of Limited Partnership. This Agreement and the award evidenced hereby are intended to comply, and shall be administered consistently, in all respects with Section 409A of the Code and the regulations promulgated thereunder. If necessary in order to ensure such compliance, this Agreement may be reformed consistent with guidance issued by the Internal Revenue Service.

5.
Assignment/Encumbrance. Neither this Award nor any right under this Agreement may be assigned, alienated, pledged, attached, sold, or otherwise transferred or encumbered by the Participant otherwise than by will or by the laws of descent and distribution. This Agreement shall be binding upon the parties hereto and their respective heirs, legal representatives, and successors.

6.
The Plan. By accepting this Award, the Participant hereby accepts and agrees to be bound by all of the terms, provisions, conditions, and limitations of the Plan, and any subsequent amendment or amendments, as if the same had been set forth in this Agreement.

7.	Governing Law. This Agreement is governed by the laws of the State of Texas.

VALERO ENERGY PARTNERS GP LLC		Participant:

by:
Joseph W. Gorder
Chief Executive Officer